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                                                                 Exhibit (h)(9)

                        BARCLAYS GLOBAL INVESTORS FUNDS

     This MASTER ADMINISTRATION FEE WAIVER AGREEMENT (this "Agreement") is made effective as of the 1st day of September, 2006, by and between Barclays Global Investors, N.A. (the "Administrator") and Barclays Global Investors Funds (the "Trust"), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, and is organized as a statutory trust under the laws of the State of Delaware, and each Fund is a series of the Trust;

     WHEREAS, the Administrator and the Trust, on behalf of each Fund, are parties to an Administration Agreement (the "Administration Agreement"), pursuant to which the Administrator provides administration services, for each Fund, including assuming certain expenses, in consideration of compensation based on the value of the average daily net assets of such Fund (the "Administration Fee"); and

     WHEREAS, the Administrator has voluntarily determined that it is appropriate and in the best interests of the Funds (or certain classes of such Funds) and the shareholders of such Funds (or classes thereof) to waive a part of the Administration Fee with respect to each such Fund or class as set forth in Schedule A attached hereto (the "Fee Waiver"). The Trust, on behalf of each such Fund, and the Administrator, therefore, have entered into this Agreement in order to effect the Fee Waiver for each such Fund (or class) at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 3 below), the Administrator shall waive a portion of its Administration Fee with respect to each Fund (or class thereof) as set forth in Schedule A attached hereto.

2. Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Administrator from either voluntarily waiving administration fees it is entitled to from any series of the Trust (or any class of such series) or voluntarily reimbursing expenses of any series of the Trust (or any class of such series), including the Funds (and the classes) set forth in Schedule A, as the Administrator in its discretion deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Administrator at any time in its sole and absolute discretion without the approval of the Trust's Board of Trustees.

3. Term; Termination.

     3.1 Term. The term ("Term") of the Fee Waiver with respect to a Fund (or class thereof) shall begin on the date hereof (or the date on which a Fund (or class

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          thereof) is added to Schedule A, if later) and end after the close of business on April 30th of the immediately succeeding calendar year
          (or such other date specified on Schedule A or as agreed to in writing between the Administrator and the Trust with respect to a
          Fund) unless the Fee Waiver is earlier terminated in accordance with
          Section 3.2. The Term of the Fee Waiver with respect to a Fund (or class thereof) may be continued from year to year thereafter provided that each such continuance is specifically approved by the Administrator and the Trust with respect to such Fund (or class thereof). Neither the Administrator nor the Trust shall be obligated to extend the Fee Waiver with respect to any Fund (or class thereof).

     3.2 Termination. The Fee Waiver with respect to a Fund (or class thereof) shall terminate upon:

              (i) the close of business of the first April 30th after the failure of such Fee Waiver to be continued in accordance with Section 3.1 or such other date specified on Schedule A;

              (ii) the termination of such Fund's Administration Agreement, unless otherwise agreed by the Administrator and the Trust;

              (iii) a reduction in the rate at which the Administrator is compensated with respect to the Fund (or class thereof) under the Administration Agreement, unless otherwise agreed by the Administrator; or

              (iv) a writing duly executed by the Administrator and the Trust with respect to such Fund (or class thereof) terminating the Fee Waiver.

4. Miscellaneous.

     4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

     4.3 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust. It is understood and expressly stipulated that neither the shareholders of a Fund nor the Trustees of the Trust shall be personally liable hereunder.

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     4.4  Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Administration Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of any Administration Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Administration Agreement or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of California.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

                                           BARCLAYS GLOBAL INVESTORS FUNDS
                                           on behalf of each FUND

                                           By:    /s/ Michael Latham
                                                  -----------------------------
                                                  Michael A. Latham
                                           Title: Principal Financial Officer,
                                                  Secretary and Treasurer

                                           BARCLAYS GLOBAL INVESTORS, N.A.

                                           By:    /s/ Lee Kranefuss
                                                  -----------------------------
                                                  Lee T. Kranefuss
                                           Title: Managing Director

                                           By:    /s/ Michael Latham
                                                  -----------------------------
                                                  Michael A. Latham
                                           Title: Managing Director


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                        BARCLAYS GLOBAL INVESTORS FUNDS
                  MASTER ADMINISTRATION FEE WAIVER AGREEMENT

                                  SCHEDULE A
                                 List of Funds

  (all percentages are expressed as a percentage of average daily net assets)

                                           Contractual     Administration Net Administration
Fund                             Class  Administration Fee   Fee Waiver    Fee After Waiver
----                             ------ ------------------ -------------- ------------------
Institutional Money Market Fund  Select        0.15%            0.02%            0.13%
Prime Money Market Fund          Select        0.15%            0.02%            0.13%
Government Money Market Fund     Select        0.15%            0.02%            0.13%
Treasury Money Market Fund       Select        0.15%            0.02%            0.13%

     Term: Notwithstanding Sections 3.1 or 3.2 of this Agreement, the term of the waiver for the Select Share Class of the Money Market Funds listed above ends at the close of business on April 30, 2008.

Approved by the Board of Trustees of Barclays Global Investors Funds on August 29, 2006

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